                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                                _____________
                                  FORM 8-A/A
                               AMENDMENT NO. 1
              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF
                     THE SECURITIES EXCHANGE ACT OF 1934
                                _____________
                         WENDY'S INTERNATIONAL, INC.
              (Exact name of registrant as specified in charter)
           Ohio                                          31-0785108
    (State of incorporation or                            (I.R.S. employer
      organization)                               identification number)
                                 P.O. Box 256
                       4288 West Dublin-Granville Road
                                 Dublin, Ohio
                   (Address of principal executive offices)
                                  43017-0256
                                  (Zip Code)
                                _____________
      Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered Name of each exchange on which ------------------------------------ each class is to be registered
                                          ------------------------------

Preferred Stock Purchase Rights                        New York Stock Exchange

        If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(i), please
check the following box.   [ ]

        If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to
General Instruction A.(c)(2), please check the following box.   [ ]

      Securities to be registered pursuant to Section 12(g) of the Act.:

                                     None

                               (Title of Class)
                                 1 of 6 Pages
                           Exhibit Index on page 4
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        The registrant hereby amends the following items, financial statements, exhibits or other portions of its Registration Statement on Form 8-A, dated August 18, 1988 (File No. 1-8116), as follows:

Item 1.  Description of Securities to be Registered.
         ------------------------------------------

        On December 29, 1995 Wendy's International, Inc., an Ohio corporation (the "Company"), and the Rights Agent (as defined below) entered into an amendment (the "Amendment") to the Rights Agreement, dated as of August 10, 1988 (the "Rights Agreement"), between the Company and American Stock Transfer and Trust Company (the "Rights Agent"), as successor to Morgan Shareholder Services Trust Company.

        The Amendment reduces the beneficial ownership percentage threshold in the definition of "Acquiring Person" in Section 1(a) of the Rights Agreement from 20% or more of the shares of Common Stock of the Company then outstanding to 15% or more of the shares of Common Stock of the Company then outstanding. The Amendment also makes a corresponding change from 20% to 15% in Section 24(a)(ii)(y) (the redemption provision) of the Rights Agreement. The Rights Agreement continues in full force and effect, except as specifically modified by the Amendment.

        The Amendment was entered into in connection with the closing of the acquisition by the Company of the Tim Hortons restaurant chain on December 29, 1995.

        A copy of the Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.



Item 2.  Exhibits.
         --------

        Amendment, dated as of December 29, 1995, to the Rights Agreement, dated as of August 10, 1988, between Wendy's International, Inc. and American Stock Transfer and Trust Company, as successor to Morgan Shareholder Services Trust Company.









                                 2 of 6 Pages
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                                  SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the Registration Statement on Form 8-A to be signed on its behalf by the undersigned, thereto duly authorized.

                            WENDY'S INTERNATIONAL, INC.



                            By:  /s/  John K. Casey
                                 ---------------------
                               Name:       John K. Casey
                               Title:      Vice Chairman and Chief Financial
                                           Officer


Dated:  January 8, 1996











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                                EXHIBIT INDEX


 Exhibit
 Number                                        Exhibit                                        Page
 -------                                       -------                                        ----
     1         Amendment, dated as of December 29, 1995, to the Rights Agreement, dated         5
               as of August 10, 1988, between Wendy's International, Inc. and American
               Stock Transfer and Trust Company, as successor to Morgan Shareholder
               Services Trust Company.



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